EXHIBIT 10.4

Amendment No. 2 to the
Aspen Group, Inc.
2012 Equity Incentive Plan

This Amendment No. 2 to the 2012 Equity Incentive Plan (the “Plan”) amends the definition of “Fair Market Value” under Section 1(b) of the Plan and replaces Section 24 of the Plan.

The definition of Fair Market Value shall be deleted and replaced with the following:

            “Fair Market Value” shall be determined as of the last Trading Day before the date a Stock Right is granted and shall mean:

(1)        the closing price on the principal market if the Common Stock is listed on a national securities exchange or the Bulletin Board.

(2)        if the Company’s shares are not listed on a national securities exchange or the Bulletin Board, then the closing price if reported or the average bid and asked price for the Company’s shares as published by Pink Sheets LLC;

(3)        if there are no prices available under clauses (1) or (2), then Fair Market Value shall be based upon the average closing bid and asked price as determined following a polling of all dealers making a market in the Company’s Common Stock; or

(4)        if there is no regularly established trading market for the Company’s Common Stock or if the Company’s Common Stock is listed, quoted or reported under clauses (1) or (2) but it trades sporadically rather than every day, the Fair Market Value shall be established by the Board or the Compensation Committee taking into consideration all relevant factors including the most recent price at which the Company’s Common Stock was sold.

Section 24 shall be deleted and replaced with the following:

24.           (a)           Forfeiture of Stock Rights Granted to Employees or Consultants. Notwithstanding any other provision of this Plan, and unless otherwise provided for in a Stock Rights Agreement, all vested or unvested Stock Rights granted to employees or consultants shall be immediately forfeited at the discretion of the Board if any of the following events occur:

(1)           Termination of the relationship with the grantee for cause including, but not limited to, fraud, theft, dishonesty and violation of Company policy;

(2)           Purchasing or selling securities of the Company in violation of the Company’s insider trading guidelines then in effect;

(3)           Breaching any duty of confidentiality including that required by the Company’s insider trading guidelines then in effect;

(4)           Competing with the Company;

(5)           Being unavailable for consultation after leaving the Company’s employment if such availability is a condition of any agreement between the Company and the grantee;

(6)           Recruitment of Company personnel after termination of employment, whether such termination is voluntary or for cause;

(7)           Failure to assign any invention or technology to the Company if such assignment is a condition of employment or any other agreements between the Company and the grantee; or

(8)           A finding by the Board that the grantee has acted disloyally and/or against the interests of the Company.

(b)           Forfeiture of Stock Rights Granted to Directors.                                                                                     Notwithstanding any other provision of this Plan, and unless otherwise provided for in a Stock Rights Agreement, all vested or unvested Stock Rights granted to directors shall be immediately forfeited at the discretion of the Board if any of the following events occur:

(1)           Purchasing or selling securities of the Company in violation of the Company’s insider trading guidelines then in effect;

(2)           Breaching any duty of confidentiality including that required by the Company’s insider trading guidelines then in effect;

(3)           Competing with the Company;

(4)           Recruitment of Company personnel after ceasing to be a director;
or

(5)           A finding by the Board that the grantee has acted disloyally and/or against the interests of the Company.

The Company may impose other forfeiture restrictions which are more or less restrictive and require a return of profits from the sale of Common Stock as part of said forfeiture provisions if such forfeiture provisions and/or return of provisions are contained in a Stock Rights Agreement.

(c)           Profits on the Sale of Certain Shares; Redemption.     If any of the events specified in Section 24(a) or (b) of the Plan occur within one year from the date the grantee last performed services for the Company in the capacity for which the Stock Rights were granted (the “Termination Date”) (or such longer period required by any written agreement), all profits earned from the sale of the Company’s securities, including the sale of shares of common stock underlying the Stock Rights, during the two-year period commencing one year prior to the Termination Date shall be forfeited and immediately paid by the grantee to the Company.  Further, in such event, the Company may at its option redeem shares of common stock acquired upon exercise of the Stock Right by payment of the exercise price to the grantee.  To the extent that another written agreement with the Company extends the events in Section 24(a) or (b) beyond one year following the Termination Date, the two-year period shall be extended by an equal number of days.  The Company’s rights under this Section 24(c) do not lapse one year form the Termination Date but are contract rights subject to any appropriate statutory limitation period.